EXHIBIT 5

                          WILLKIE FARR & GALLAGHER LLP
                               787 Seventh Avenue
                          New York, New York 10019-6099



April 2, 2007

Speedus Corp.
9 Desbrosses Street, Suite 402
New York, NY 10013

Ladies and Gentlemen:

We have acted as counsel to Speedus Corp. (the "Company"), a corporation organized under the laws of the State of Delaware, with respect to the Company's Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about April 3, 2007 in connection with the registration under the Securities Act of 1933, as amended (the "Act"), by the Company of an aggregate of 2,000,000 shares of common stock of the Company, par value $0.01 per share (the "Common Stock"), issuable pursuant to the terms of the Speedus Corp. 1995 Stock Incentive Plan and 2005 Stock Incentive Plan (collectively, the "Plans").

In connection with this opinion, we have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of all such documents, certificates, records and other instruments as we have deemed necessary or appropriate to enable us to render the opinion expressed below. As to factual matters, we have relied upon certificates and statements of officers of the Company and such other documents as we have deemed necessary or appropriate to enable us to render the opinion expressed below, and we have not undertaken any independent investigation to determine the existence of or absence of such factual matters. In such examination, we have assumed the accuracy of all documents and information furnished to us, the genuineness of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified, conformed or photostatic copies, as well as the genuineness of all signatures on all such documents.

Based on the foregoing and assuming that the Common Stock will be issued and sold pursuant to the terms of the Plans, we are of the opinion that the shares of Common Stock to be originally issued by the Company, pursuant to the Registration Statement have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor, will be validly issued, fully paid and nonassessable.

This opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


Very truly yours,

/s/ Willkie Farr & Gallagher LLP